EXHIBIT 11.1

         Net loss per common and common equivalent share for the period January 1, 1996 to June 30, 1996 is determined on a basis consistent with APB 15. During this period a treasury stock approach was used in determining the incremental shares outstanding. Because the Company has reported losses in each period, the impact of the incremental shares was anti-dilutive.

         The calculation follows:

                 Statement re Computation of Per Share Earnings


                                                     Weighted Average Common Shares Outstanding

                                                    Three Months Ended                 Six Months Ended
                                                         June 30,                           June 30,
                                                   ------------------                     ------------
                                                    1995            1996                1995           1996
                                                    ----            ----                ----           ----
                                                         (Unaudited)                      (Unaudited)

Common stock issued through
December 31, 1994 and 1995,
respectively...........................                -              -               5,861,332       5,994,790

Common stock issued through
March 31, 1995 and 1996,
respectively...........................            5,922,088      7,094,790               -               -

Weighted average common
stock issued in the three
months ended June 30, 1995
and 1996, respectively.................               28,173         43,751               -               -

Weighted average common
stock issued in the six
months ended June 30, 1995
and 1996, respectively.................                -              -                  74,920         583,963
                                                  ----------      ---------           ---------       ---------
Total stock.............................           5,950,261      7,138,541           5,936,252       6,578,753
                                                  ==========     ==========           =========       =========

Net loss   .............................          $ (813,235)    $  (60,197)        $(1,407,211)    $(2,481,695)
                                                  ==========     ==========          ==========      ==========

Net loss per common and common
     equivalent share                             $   (0.14)     $    (0.01)        $     (0.24)    $    (0.38)
                                                  ==========     ==========          ===========     ==========



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